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                                                                      Exhibit 11

                                  Ropes & Gray

                             One International Place

                              Boston, MA 02110-2624

                              Phone: (617) 951-7000

                               Fax: (617) 951-7050

                                          February 19, 2002

New England Zenith Fund
501 Boylston Street
Boston, Massachusetts  02116

      Re: Registration Statement on Form N-14

Ladies and Gentlemen:

      We have acted as counsel to the New England Zenith Fund (the "Trust") in connection with the Registration Statement of the Trust on Form N-14 (the "Registration Statement") being filed by the Trust today under the Securities Act of 1933, as amended (the "Act"), relating to the proposed combination of the State Street Research Bond Income Series (the "Zenith Series"), a series of the Trust, with the State Street Research Income Portfolio (the "Met Series"), a series of the Metropolitan Series Fund, Inc. (the "Fund"), and the issuance of shares of beneficial interest of specified classes of the Zenith Series in connection therewith (the "Shares"), all in accordance with the terms of the proposed Agreement and Plan of Reorganization by and among the Trust on behalf of the Zenith Series, the Fund on behalf of the Met Series, and MetLife Advisers, LLC (the "Agreement and Plan of Reorganization") in substantially the form included in the Registration Statement as an exhibit.

      We have examined the Trust's Agreement and Declaration of Trust and amendments thereto (collectively, the "Agreement and Declaration of Trust") and the Trust's By-Laws, as amended. We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion.

      We have assumed for purposes of this opinion that, prior to the date of the issuance of the Shares, (1) the Trustees of the Trust, the Directors of the Fund and the shareholders of the Met Series will have taken all actions required of them for the approval of the Agreement and Plan of Reorganization, and (2) the Agreement and Plan of Reorganization will have been duly executed

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and delivered by each party thereto and will constitute the legal, valid and binding obligation of each of the Fund and MetLife Advisers, LLC.

      Based upon and subject to the foregoing, we are of the opinion that:

      1. The Trust is a duly organized and validly existing unincorporated association under the laws of the Commonwealth of Massachusetts and is authorized to issue an unlimited number of shares of beneficial interest of the Zenith Series.

      2. When issued in accordance with the Agreement and Plan of Reorganization, the Shares will be validly issued, fully paid and nonassessable by the Trust.

      The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that a notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking entered into or executed by the Trust or its Trustees. The Agreement and Declaration of Trust provides for indemnification out of the Trust property belonging to the particular series of shares for all loss and expenses of any shareholder of such series held personally liable solely by reason of being or having been such a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the particular series of which he or she is or was a shareholder would be unable to meet its obligations.

      We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of the Registration Statement.

                                        Very truly yours,


                                        /s/ Ropes & Gray
                                        Ropes & Gray

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